Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-131974) of Reliv’ International, Inc., as amended,
2.	Registration Statement (Form S-8 No. 333-67921) pertaining to the Reliv’ International, Inc. 401(k) Plan, and
3.	(Form S-8 No. 333-107914) pertaining to the Reliv’ International, Inc. 2003 Stock Option Plan;

of our report dated March 11, 2009, with respect to the consolidated financial statements of Reliv’ International, Inc. and Subsidiaries included herein, and of our report dated March 11, 2009, with respect to the effectiveness of internal control over financial reporting of Reliv’ International, Inc., included in this Annual Report (Form 10-K) of Reliv’ International, Inc. for the year ended December 31, 2008.

Our audits also included the financial statement schedule of Reliv’ International, Inc. listed in Item 15(a). This schedule is the responsibility of Reliv’ International, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is March 11, 2009, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

St. Louis, Missouri
March 11, 2009